Exhibit 5.11

CONSENT OF Claude Duplessis

August 15, 2025

VIA EDGAR

United States Securities and Exchange Commission

Re:	Nouveau Monde Graphite Inc. (the “Company”)
Registration Statement on Form F-10 of the Company filed on August 15, 2025 (the “Form F-10”)

I, Claude Duplessis, hereby consent to (i) the written disclosure regarding:

•	Technical Report titled “NI 43-101 Technical Report – PEA Report for the Uatnan Mining Project” dated February 24, 2023 with an effective date of January 10, 2023; and

•	the Mineral Resources for the Uatnan Current Pit-Constrained Mineral Resource Estimate in the Company’s Management’s Discussion and Analysis for the year ended December 31, 2024 and the Current Mineral Resources Estimate for Uatnan Project in the Company’s Annual Information Form for the year ended December 31, 2024 and (ii) to references to the undersigned’s name (a) in connection with the preparation and review of the aforementioned scientific or technical information contained in or incorporated by reference into the short form base shelf prospectus and (b) under the caption “Interests of Experts” in the short form base shelf prospectus, in each case, included in or incorporated by reference in this Form F-10 being filed by the Company with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Claude Duplessis
Claude Duplessis